Exhibit 10.1(3)

TO:__________DATE:_____________

FROM:___________________

RE:202[X] Compensation

You are a participant in the Amended and Restated DallasNews Corporation’s Incentive Compensation Plan (“ICP”) for 202[X].  The ICP is designed to provide a competitive level of compensation to senior executives of the DallasNews Corporation (the “Company”).  The ICP is administered by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) and annual bonus awards are made under the DallasNews Corporation Discretionary Cash Bonus Policy (the “Policy”). The plan year is January 1 through December 31 (the “Plan Year”).

As a participant under the ICP and the Policy, the Committee has approved for you the following:

Base annual salary                                                                        $_______

Annual Bonus Target                                                                    $_______

Cash Long-Term Incentives Target                                              $_______

Please see Appendix A for a complete description of the bonus plan design.  Your 202[X] Individual Objectives are to be submitted to the Committee for approval by the end of January 202[X].

The Evidence of Grant in Appendix B contains additional information pertaining to the Cash Long-Term Incentives that have been granted to you.

Please note that your participation in the ICP is subject to the fully executed binding arbitration agreement that the Company has on file for you.

The Committee’s decisions, taken collectively, are an essential investment in DallasNews Corporation’s future and underscore the Board’s commitment to the transformation you are helping lead.  The directors and Management Committee are grateful for your steady and deep belief in DallasNews Corporation’s purposes.

  Appendix  A

DallasNews Corporation Discretionary Cash Bonus Policy

202[X] Bonus Plan Design

OVERVIEW

ANNUAL BONUS OPPORTUNITY

Your annual bonus opportunity is based __%  on financial objectives and __% on individual objectives.

You are receiving specific information about your annual bonus opportunity, including how much your bonus will be if the established individual objectives provided below are met or exceeded.  At the end of the performance year, actual results are compared to the performance objectives and your bonus will be determined accordingly in the Board’s (or Committee’s sole and absolute discretion.

TARGET BONUS

Your target bonus is stated as a dollar amount.

Individual Objectives

Individual Objectives are developed at the beginning of the applicable performance year and reflect the key objectives to be achieved by you during such year. These Individual Objectives must be expressed both as specific, quantifiable measures of performance in relation to key operating decisions for your business unit (e.g., sales, expense management, customer satisfaction, service levels, project completion) and as qualitative measures such as management and talent development. Individual Objectives may also have target dates for completion.

Award Calculation

The calculation of any award under the Policy is performed in the first few months following the end of the Plan Year.

•	Your supervisor will rate the performance on each Individual Objective from __% of target. However, the maximum aggregate payout for all individual objectives cannot exceed __%.
•

Financial achievement of financial targets will be calculated by the Finance department after the full year financials have been prepared. [The following Achievement Range and Payout Range will be applied.]

Revenue-related targets

Threshold	Achievement Range	Payout Range
Minimum	___%	___%
Target	___%	___%
Maximum	___%	___%

 Appendix A

Expense-related targets

Threshold	Achievement Range	Payout Range
Minimum	___%	___%
Target	___%	___%
Maximum	___%	___%

TIME AND FORM OF PAYMENT

Any bonus payable to a participant pursuant to the ICP shall be paid in a single lump sum.  Bonuses will be paid in March after the earnings release for the 202[X] performance-year, provided you are employed on such date.

TAX WITHHOLDING

The Company will withhold from any payment to you all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

RESPONSIBILITIES UNDER THE PLAN

As a participant in the Policy you and your supervisor have specific responsibilities:

YOUR RESPONSIBILITIES

•

Record Keeping – You are responsible to keep information related to the listed objectives reflecting your completion of each objective. This information will be reviewed by your supervisor, along with the supervisor’s corresponding notes, as part of the process to determine how successfully you achieved your Individual Objectives.

•

Modifications to Objectives – Circumstances change and an Individual Objective may be adjusted by your supervisors throughout the Plan Year to reflect those changes. Any change must be approved in writing by your Management Committee leader.   You are responsible to be sure your supervisor is made aware of any circumstances which suggests your Individual Objectives should be adjusted when impact to the Objectives is recognized, not when the Objectives become due.

SUPERVISOR’S RESPONSIBILITIES

•

Plan Documentation – The supervisor will communicate the Policy details to each participant at or near the beginning of the Plan Year, and complete and distribute the completed Individuals Objectives template.

  Appendix  A

•

Record Keeping – The supervisor will keep information related to the Individual Objectives for each participant in the Policy. This information, along with information collected by the individual Plan participants, will be used by your supervisor to determine how successfully each participant achieves his or her objectives.

•

Modifications to Objectives –  In the event an Individual Objective is no longer relevant due to a change in the Company’s priorities, the supervisor may modify in writing an Individual Objective and submit to their Management Committee leader for written approval. These modifications must be done timely during the Plan Year and in writing and not after the objectives becomes due.

•	Assignment of Objectives – Individual Objectives should include goals that reflect achievement beyond the typical expectations associated with the participant’s job and responsibilities.

BOARD AND COMMITTEE DISCRETION

The Committee may, in its discretion, modify any of the performance objectives provided above. Further, the Board (or the Committee), in its sole and absolute discretion, reserves the right to modify, amend, or terminate the annual bonus opportunity at any time for any reason.

  Appendix  B

DallasNews Corporation Cash Long-Term Incentive

202[X] Evidence of Grant

                                              Participant:   ____________

                                              Date of Grant:____________

You have been granted a cash long-term incentive (“Cash LTI”) for 202[X], payable if you meet certain requirements.  This Evidence of Grant sets forth the terms and conditions of your Cash LTI, including the requirements that you must meet in order to receive payment of your Cash LTI, as determined in the sole discretion of the Company and subject to the terms of the ICP.

Cash Long-Term Incentive Grant

Target Amount of Cash LTI:	$________
Vesting:

$________ ([50]% of total grant) will become vested on or before December 31, 202[X], provided you have remained in the continuous employ of the Company and its subsidiaries up to and through such vesting date, except as prrovided in the termination guidelines below.

$_________ ([50]% of total grant) will become vested on or before December 31, 202[X], provided you have remained in the continuous employ of the Company and its subsidiaries up to and through such vesting date, except as prrovided in the termination guidelines below.

Payment date:	The portion of your Cash LTI that becomes vested on a scheduled vesting date will be paid in a cash lump sum as soon as practical following such vesting date.

Termination of Employment

Your right, if any, to a payout with respect to your Cash LTI upon your termination of employment with the Company and its subsidiaries is set forth in the termination guidelines below.

Tax Withholding

The Company will withhold from any payment to you all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

General Information

Your right to receive a Cash LTI grant or any payment with respect thereto will not be transferrable or assignable by you, other than with respect to a transfer upon your death by will or the laws of descent and distribution if you are entitled to payment of a vested portion of your Cash LTI that has not been paid as of the date of your death.

Appendix B

Nothing contained in this Evidence of Grant will confer upon you any right to be employed by or remain employed by the Company or any of its subsidiaries or affiliates, or limit or affect in any manner the right of the Company and its subsidiaries and affiliates to terminate your employment or modify your compensation.

This document will in all respects be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws rules.

The following guidelines will determine the effect of a Cash LTI grant recipient's termination of employment on his or her unpaid Cash LTI, subject to the terms of the ICP.

Termination Reason All Participants (Regardless of Retirement[1] Eligibility)	Cash LTIs
Discharge for Cause[2]	Unvested Cash LTI is forfeited immediately
Death or Long-Term Disability[3]	Unvested Cash LTIs fully vest and are paid as soon as practicable

Termination Reason Participants Who Are Not Retirement1 Eligible	Cash LTIs
Voluntary Resignation	Unvested Cash LTI is forfeited immediately
Discharge Without Cause2	Unvested Cash LTI is forfeited immediately

Termination Reason Retirement1 Eligible Participants (Age 55+ and 7-Years of Service)	Cash LTIs
Voluntary Resignation	Unvested Cash LTIs fully vest and are paid as soon as practicable
Discharge Without Cause2	Unvested Cash LTIs fully vest and are paid as soon as practicable

1 Retirement means that you have incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), other than due to death, long-term disability or discharge for cause, after attaining age 55 and completing seven years of service as determined under the DallasNews Corporation Savings Plan.

2 Cause is determined by the Committee.

3 Long-Term Disability means disability within the meaning of Section 409A of the Code.

If you have any questions regarding these termination guidelines, please contact _______________ at ________________.